Exhibit 99.1

Investor Contact:	Media Contact:
Ron Spair	Jennifer Moritz
OraSure Technologies	Zer0 to 5ive for OraSure Technologies
610-882-1820	917-748-4006
investorinfo@orasure.com	jmoritz@0to5.com

OraSure Technologies Terminates Oral Fluid Drugs of Abuse Assay Collaboration

with Roche Diagnostics

– Updated Financial Guidance Announced for Fourth Quarter –

BETHLEHEM, Pa. – November 21, 2013 – OraSure Technologies, Inc. (NASDAQ:OSUR) announced today that its assay collaboration agreement with Roche Diagnostics has been terminated. As part of the termination, Roche will continue to supply certain of the assays developed under that collaboration on a transitional basis for use with OraSure’s existing Intercept® collection device.

Under the termination agreement, Roche will make an initial payment of $8.3 million to OraSure, will provide certain transitional product support services and will continue to supply the five FDA-cleared assays for a period of up to five years. OraSure has the right to stop the supply of assays prior to the end of the five-year period and could receive payment of up to an additional $5.5 million from Roche depending on how early in that five-year period the supply obligation is ended.

OraSure also announced today (http://phoenix.corporate-ir.net/phoenix.zhtml?c=99740&p=irol-newsarticle&ID=1878751) that it has reached an agreement with another party to develop and supply up to 12 homogenous fully automated oral fluid drugs of abuse assays to be used with a new Intercept® oral fluid specimen collection device. This new agreement will replace the terminated collaboration with Roche.

Updated Financial Guidance

As a result of the termination agreement announced today, the Company has updated its financial guidance to reflect the initial payment expected from Roche and is now projecting net income of $0.07 - $0.08 per share for the fourth quarter of 2013.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In July 2012, the Company received approval from the U.S. Food and Drug Administration for the Company’s OraQuick® In-Home HIV Test for

sale directly to consumers in the over-the-counter (OTC) market - making it the first and only rapid OTC HIV test approved in the U.S. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to product supply, certain payments and the Company’s revenues and net loss. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability of DNA Genotek to achieve its financial and strategic objectives; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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